As filed with the Securities and Exchange Commission on April 9, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Catalent, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-8737688
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14 Schoolhouse Road

Somerset, New Jersey 08873

(732) 537-6200

(Address of Principal Executive Offices) (Zip Code)

Catalent, Inc. 2018 Omnibus Incentive Plan

(Full title of the plans)

Joseph A. Ferraro

Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

Catalent, Inc.

14 Schoolhouse Road

Somerset, New Jersey 08873

(Name and address of agent for service)

(732) 537-6200

(Telephone number, including area code, of agent for service)

With a copy to:

Todd E. Lenson, Esq.

Jordan M. Rosenbaum, Esq.

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY 10036

Telephone: (212) 715-9100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (the “Registration Statement”) is filed by Catalent, Inc. (the “Registrant”) relating to 7,625,000 shares of its common stock, par value $0.01 per share (the “Common Stock”) issuable under the Catalent, Inc. 2018 Omnibus Incentive Plan (the “Plan”), which Common Stock is in addition to the 15,600,000 shares of Common Stock registered under the Plan on the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) by the Registrant on November 16, 2018 (File No. 333-228438) (the “2018 Registration Statement”). On December 13, 2023, the Board of Directors of the Registrant adopted, subject to the requisite stockholders’ approval, an amendment (the “Amendment”) to the Plan to, among other things, increase the number of shares of Common Stock that may be issued under the Plan by 7,625,000 shares. The Registrant’s stockholders approved the Amendment at its 2023 Annual Meeting of Stockholders.

This Registration Statement relates to securities of the same class as those to which the 2018 Registration Statement related, and is submitted in accordance with General Instruction E to Form S-8 regarding the Registration of Additional Securities. Pursuant to Instruction E of Form S-8, the contents of the 2018 Registration Statement are incorporated herein by reference and made a part of this Registration Statement, except as modified or supplemented by the information set forth below.

PART II

Information Required in the Registration Statement

Item  3. Incorporation of Documents by Reference

The following documents filed with the Commission by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

•	the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023, filed with the Commission on December 8, 2023;

•

the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023, filed with the Commission on December 8, 2023, and the Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2023, filed with the Commission on February 14, 2024;

•

the Registrant’s definitive proxy statement on Schedule 14A filed with the SEC on December 15, 2023, as supplemented by the supplement to proxy statement on Schedule 14A filed with the SEC on December 21, 2023;

•

the Registrant’s Current Reports on Form 8-K (other than information furnished rather than filed) (including amendments) filed with the SEC on August  29, 2023, September  11, 2023, September  15, 2023, September  28, 2023, November  27, 2023, December  8, 2023, December  15, 2023, December  19, 2023, January  16, 2024, January  26, 2024, February  5, 2024 and March 1, 2024;

•

all other reports filed with the Commission by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by its Annual Report referred to above; and

•

the description of the Common Stock contained in the Registration Statement on Form 8-A (File No. 001-36587) filed with the Commission on July 31, 2014, and any amendment and report filed for the purpose of updating such description.

All of the documents that the Registrant subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable

Item 6. Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

The Registrant’s bylaws provide that the Registrant must indemnify its directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under the Registrant’s bylaws or otherwise.

The indemnification rights set forth above shall not be exclusive of any other right that an indemnified person may have or hereafter acquire under any statute, provision of the Registrant’s certificate of incorporation, the Registrant’s bylaws, agreement, vote of stockholders or disinterested directors, or otherwise.

The Registrant maintains standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Registrant with respect to indemnification payments that it may make to such directors and officers.

The Registrant currently is party to indemnification agreements with certain of its directors and officers. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

Exhibit Number	Exhibit

4.1	Fourth Amended and Restated Certificate of Incorporation of Catalent, Inc., as filed with the Secretary of State of the State of Delaware on October 28, 2021 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on November 2, 2021).

4.2	Bylaws of Catalent, Inc., effective February 2, 2023 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on February 7, 2023).

5.1*	Opinion of Kramer Levin Naftalis & Frankel LLP.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Kramer Levin Naftalis & Frankel LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included in the signature pages to this Registration Statement).

99.1	Catalent, Inc. 2018 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 26, 2024).

107	Filing Fee Table.

*	Filed herewith

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Somerset, State of New Jersey, on April 9, 2024.

CATALENT, INC.

By:	/s/ JOSEPH A. FERRARO
Name: Joseph A. Ferraro
Title: Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Alessandro Maselli, Matti Masanovich, and Joseph A. Ferraro, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments or supplements to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and power of attorney has been signed by the following persons in the capacities indicated on the 9th day of April, 2024.

Signature	Title

/s/ Alessandro Maselli Alessandro Maselli	President and Chief Executive Officer (Principal Executive Officer) and Director

/s/ Matti Masanovich Matti Masanovich	Senior Vice President & Chief Financial Officer (Principal Financial Officer)

/s/ Michael Hatzfeld Michael Hatzfeld	Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ John J. Greisch John J. Greisch	Executive Chair

/s/ Michael J. Barber Michael J. Barber	Director

/s/ Steven K. Barg Steven K. Barg	Director

Signature	Title

/s/ J. Martin Carroll J. Martin Carroll	Director

/s/ Rolf Classon Rolf Classon	Director

/s/ Frank D’Amelio Frank D’Amelio	Director

/s/ Gregory T. Lucier Gregory T. Lucier	Director

/s/ Donald E. Morel, Jr. Donald E. Morel, Jr.	Director

/s/ Stephanie Okey Stephanie Okey	Director

/s/ Michelle Ryan Michelle Ryan	Director

/s/ Jack Stahl Jack Stahl	Director